Exhibit 10.44

CAMBRIDGE HEART, INC.

Amended and Restated Voting Agreement

This Amended and Restated Voting Agreement (the “Agreement”) is made and entered into as of this 14th day of December, 2007, by and between Cambridge Heart, Inc., a Delaware corporation (the “Company”), and Robert Khederian (the “Stockholder”).

WHEREAS, there are currently no shares of Series A Convertible Preferred Stock of the Company (the “Series A Stock”) outstanding, and there are currently warrants to purchase an aggregate of 115,383 shares of Series A Stock outstanding (the “Series A Warrants”).

WHEREAS, the Stockholder is the holder of record of warrants to purchase 78,054 shares of Series A Stock, representing approximately 67.6% of the outstanding warrants to purchase shares of Series A Stock;

WHEREAS, the Amended and Restated Certificate of Incorporation of Cambridge Heart, Inc. (the “Certificate of Incorporation”) and the Certificate of Designations of the Preferred Stock of Cambridge Heart, Inc. to be Designated Series A Convertible Preferred Stock (the “Series A Certificate of Designations”) provides that the holders of Series A Stock, voting as a separate class, are entitled to elect up to four members of the Board of Directors (the “Series A Directors”) and, at such time, the total number of members of the Board of Directors may not exceed nine.

WHEREAS, in connection with the election of John McGuire and Keith Serzen as directors of the Company, the Company and the Stockholder entered into a Voting Agreement dated October 29, 2007 pursuant to which the Stockholder agreed, among other things, to vote all of his shares of Series A Stock so as to elect up to two individuals that are nominated or recommended for election as Series A Stock directors by a majority of the Board, provided the Board has determined that such individuals qualify as independent directors under the Nasdaq Marketplace Rules then in effect.

WHEREAS, the Company and the Stockholder desire to elect Ali Haghighi-Mood, the Company’s new Chief Executive Officer, to serve as a director of the Company; and, in connection therewith, the Company and the Stockholder desire to amend and restate the Voting Agreement dated October 29, 2007 in order to provide, among other things, that the Stockholder shall vote all of his shares of Series A Stock so as to elect up to three individuals that are nominated or recommended for election as Series A Stock directors by a majority of the Board, provided that, in the case of each such director, either the Board has determined that such director qualifies as an independent director under the Nasdaq Marketplace Rules then in effect or such director is serving at the time of the election as the Chief Executive Officer of the Company.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. VOTING.

1.1 Stockholder Shares. Except for the exercise of Series A Warrants in accordance with the terms thereof, the Stockholder shall hold and shall not transfer or otherwise dispose of any of the Series A Warrants registered in his name as of the date hereof or any shares of Series A Stock that he may acquire upon exercise of the Series A Warrants if as a result of such transfer or disposition he will not hold such number of Series A Warrants and/or shares of Series A Preferred so that (assuming the exercise of all outstanding Series A Warrants) the Stockholder holds at least a majority of the shares of Series A Preferred then outstanding. Upon the request of the Board of Directors of the Company from time to time, the Stockholder agrees promptly thereafter to exercise in accordance with the terms of the Series A Warrants on a for-cash basis that number of Series A Warrants necessary so that the Stockholder holds at least a majority of the shares of Series A Stock then outstanding and entitled to vote.

1.2 Election of Series A Directors. At any meeting held for the purpose of electing directors of the Company (in person or by proxy) at which the holders of Series A Preferred, voting as a separate class, are entitled to elect directors of the Company, the Stockholder shall vote all of his shares of Series A Stock so as to elect up to three individuals that are nominated or recommended for election as Series A Stock directors by a majority of the Board of Directors, provided that, in the case of each such director, either the Board has determined that such director qualifies as an independent director under the Nasdaq Marketplace Rules then in effect or such director is serving at the time of the election as the Chief Executive Officer of the Company. On October 29, 2007, John McGuire and Keith Serzen were elected directors of the Company with the expectation that the Board will nominate or recommend them for re-election to the Board of Directors as Series A Stock directors at the 2008 Annual Meeting of Stockholders. Concurrently with the execution of this Agreement, Ali Haghighi-Mood is being appointed a director with the current expectation that the Board will nominate or recommend him for re-election to the Board of Directors as a Series A director at the 2009 Annual Meeting of Stockholders. Any vote of the holders of Series A Stock taken to elect any individual elected by the Board of Directors to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.2 shall also be subject to the provisions of this Section 1.2. The Stockholder shall not take any action to remove any director elected pursuant to this Section 1.2 except upon the approval of a majority of the Board of Directors of the Company.

1.3 Successors. The provisions of this Agreement shall be binding upon the successors in interest, personal representatives and assigns of the Stockholder. Except with respect to transfers of Series A Stock and/or Series A Warrants by the Stockholder that do not result in the Stockholder holding less than a majority of the shares of Series A Stock and Series A Warrant shares then outstanding (assuming the exercise of all outstanding Series A Warrants), the Company shall not permit the transfer of any of the Series A Warrants or shares of Series A Stock registered in the name of the Stockholder on its books or issue a new certificate representing any of the shares of Series A Stock registered in the name of the Stockholder unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were the Stockholder.

1.4 Other Rights. Except as provided by this Agreement, the Stockholder shall exercise the full rights of a holder of capital stock of the Company with respect to the shares of Series A Stock registered in the name of the Stockholder.

1.5 Irrevocable Proxy. To secure the Stockholder’s obligations to vote the shares of Series A Stock registered in the name of the Stockholder in accordance with this Agreement, the Stockholder hereby irrevocably appoints the Chief Operating Officer and the Chief Financial Officer of the Company, or either of them from time to time, or their successors or designees, as such Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Stockholder’s shares of Series A Stock in favor of the matters set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of the Stockholder if, and only if, such Stockholder fails to vote all of such Stockholder’s shares of Series A Stock or execute such other instruments in accordance with the provisions of this Agreement within five days of the Company’s written request for the Stockholder’s written consent or signature. This proxy shall remain in effect until the termination of this Agreement.

2. TERMINATION.

This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety: (a) the date as of which there are no shares of Series A Stock or Series A Warrants outstanding; (b) the date as of which the Certificate of Incorporation (including the Series A Certificate of Designations) has been amended so that the holders of Series A Stock are no longer entitled, voting as a separate class, to elect any members of the Board of Directors of the Company; and (c) the date as of which the parties hereto agree in writing to terminate this Agreement with the approval of a majority of the Board of Directors of the Company.

3. MISCELLANEOUS.

3.1 Ownership. The Stockholder represents and warrants to the Company that (a) the Stockholder owns of record Series A Warrants to purchase 78,054 shares of Series A Stock, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) the Stockholder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, the Stockholder enforceable in accordance with its terms.

3.2 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

3.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as such laws are applied to agreements among Delaware residents entered into and performed entirely within the State of Delaware, without reference to the conflict of laws provisions thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the Commonwealth of Massachusetts.

3.4 Amendment or Waiver. This Agreement may be amended or modified (or provisions of this Agreement waived) only upon the written consent of the parties hereto with the approval of at least a majority of the Board of Directors of the Company.

3.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

3.6 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.

3.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.

3.8 Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

3.9 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement by law, or otherwise afforded to any party, shall be cumulative and not alternative.

3.10 Attorney’s Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

3.11 Notices. All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All communications shall be sent to the holder appearing on the books of the Company or at such address as such party may designate by ten days advance written notice to the other parties hereto.

3.12 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes all prior agreements and understandings relating to such subject matter. No party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:	STOCKHOLDER:

CAMBRIDGE HEART, INC.

By: /s/ Vincenzo LiCausi	By: /s/ Robert Khederian
Vincenzo LiCausi	Robert Khederian
Chief Financial Officer